Exhibit 10.2
STRATEGIC DEFERRED PAYMENT AGREEMENT
     This Strategic Deferred Payment Agreement (the “Agreement”) is made and entered into as of August 14, 2007, by and between Cato Research Ltd., a North Carolina corporation (“Cato Research”), and Sontra Medical Corporation, a Minnesota corporation (“Sontra” and, together with Cato Research, the “Parties”).
     WHEREAS, Cato Research is a global contract research and development organization (“CRO”) providing a wide range of research, development and regulatory services to the biotechnology and pharmaceutical industries (“CRO Services”); and
     WHEREAS, the Parties entered into a Strategic Master Services Agreement dated as of the date of this Agreement (the “SMSA”) with respect to CRO Services to be provided by Cato Research to Sontra from time to time after the date of this Agreement; and
     WHEREAS, the SMSA contains certain payment terms for the CRO Services performed by Cato Research on behalf of Sontra thereunder; and
     WHEREAS, for strategic purposes, the Parties wish to modify the payment terms for certain CRO Services under the SMSA to enable Sontra to defer payment to Cato Research for those CRO Services relating to special product development and regulatory projects generally described below (the “Strategic Deferred Payment Projects”):
1.	Durhalieve® for Keloid Scarring — IND preparation and submission activities;

2.	Durhalieve® for Atopic Dermatitis — FDA Guidance Meeting regarding NDA approval;

3.	Oversight and project management of DPT Laboratories Durhalieve® manufacturing and process development activities;

4.	Oversight and project management of Azone/API formulation feasibility activities by Campbell University; and

5.	MAZ development and regulatory activities (collectively, the “Agreement CRO Services”); and
     WHEREAS, Cato Research has agreed to accept deferred payment for the CRO Services related to the Strategic Deferred Payment Projects on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
     1. Until such time as Sontra has completed an equity financing or financings with aggregate net proceeds (excluding payments made to Cato BioVentures) to Sontra of at least five million dollars ($5,000,000) (the “Qualified Financing”), Sontra shall have the option, on an invoice by invoice basis, to defer payment of Cato Research invoices covering CRO Services for Strategic Deferred Payment Projects (each such invoice hereinafter a “Strategic Service Invoice”) for up to six (6) months from the due date of a Strategic Service Invoice.

     2. If Sontra elects to defer payment of a Strategic Service Invoice for more than one (1) month from the due date of such invoice under this Agreement, then with respect to each such deferred Strategic Service Invoice, Sontra shall:
     (i) pay to Cato Research in cash, in addition to the amount the Parties agree is owed for CRO Services covered by the deferred Strategic Service Invoice, interest equal to a ratable monthly portion of 4.79% annual interest (the midterm annual Applicable Federal Rate in effect on the date of this Agreement plus one percent (1%)), taking into account the number of months which Sontra deferred payment of the Strategic Service Invoice; and
     (ii) issue to Cato BioVentures, the venture capital affiliate of Cato Research, that number of shares of restricted Sontra common stock determined by dividing ten percent (10%) of the amount of the deferred Strategic Service Invoice by the closing sale price of Sontra’s common stock as reported on the applicable stock exchange or public equity quotation service as of the date of Sontra’s payment of such Strategic Service Invoice.
     3. The term of this Agreement shall be coincident with the initial term of the SMSA; provided, however, that this Agreement shall terminate upon the closing of the Qualified Financing.
     4. This Agreement may be renewed for an additional three (3) months upon the mutual written agreement of the Parties.
     5. Capitalized terms used in this Agreement and not defined shall have the meaning given to such terms in the SMSA.
     In witness whereof, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date set forth above.

Cato Research Ltd.		Sontra Medical Corporation

By:	/s/ Allen Cato	By:	/s/ Harry G. Mitchell

Name:	Allan Cato	Name:	Harry G. Mitchell

Title:	President	Title:	Interim CEO

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